Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Keith Woodward	Kathryn Lovik
Senior Vice President and Chief Financial Officer	Global Communications Director
keith.woodward@tennantco.com	kathryn.lovik@tennantco.com
763-540-1205	763-540-1212

Tennant Company Appoints New Board Member

Maria Green, Senior Vice President and General Counsel at Ingersoll Rand,
Joins Tennant Company Board of Directors

MINNEAPOLIS, March 8, 2019-Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer, healthier world, announced today the appointment of Maria Green, Senior Vice President and General Counsel of Ingersoll Rand (NYSE: IR), to the Tennant Company Board of Directors, effective March 15, 2019.
Ms. Green joined Ingersoll Rand in 2015 from Illinois Tool Works where she worked for 18 years, most recently as Senior Vice President, General Counsel and Secretary. She has also held leadership roles at Chicago Transit Authority and AMTRAK, and has been in private practice with firms in Washington, D.C. She began her career with Continental Illinois National Bank & Trust Co.
"We are fortunate to add Maria to the Tennant Company Board of Directors and look forward to leveraging her extensive background to serve the shareholders and employees of Tennant Company. We are especially pleased to add Maria’s expertise in public company corporate governance, global and legal compliance, and international law to the composition of our Board,” said Chris Killingstad, Tennant Company President and CEO. “We are confident she will lend insights and great value to the Board and Tennant management as Tennant Company advances its strategies to create shareholder value through sustained profit growth,” Killingstad said.
Ms. Green earned her law degree from Boston University of Law and her undergraduate degree from the University of Pennsylvania. She has continued education in concentrated executive programs at Northwestern Kellogg School of Management, specifically in the Women’s Leadership Program and CEO Perspectives Program.
Ms. Green has served the Boards of Directors of the Chicago Urban League, The Lyric Opera of Chicago, Opera of the Carolinas and DuSable Museum of African American History. During her career, she has been honored with numerous awards including Woman of Excellence (Chicago Defender 2009), Woman of

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Achievement (Anti-Defamation League 2011), Thurgood Marshall Fund Achievement Award (2012) and Most Powerful Executives in Corporate America (Black Enterprise 2017).
Ms. Green joins eight other Directors, including Azita Arvani, William F. Austen, Carol S. Eicher, H. Chris Killingstad, Donal L. Mulligan, Steven A. Sonnenberg, David S. Wichmann, and David Windley.

Company Profile
Founded in 1870, Tennant Company (TNC), headquartered in Minneapolis, Minnesota, is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; cleaning tools and supplies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.12 billion in 2018 and has approximately 4,300 employees. Tennant has manufacturing operations throughout the world and sells products directly in 15 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

About Ingersoll Rand
Ingersoll Rand is a world leader in creating comfortable, sustainable and efficient environments.

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